UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 9, 2025

SELECT WATER SOLUTIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38066	81-4561945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1820 North I-35 Gainesville, TX 76240
(Address of Principal Executive Offices)

(713) 235-9500
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value	WTTR	New York Stock Exchange
Class A common stock, $0.01 par value	WTTR	NYSE Texas, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 9, 2025, Select Water Solutions, LLC (a subsidiary of Select Water Solutions, Inc. (“Select”) and herein referred to together with Select as the “Company”) entered into severance agreements with each of the following executive officers of the Company (each, a “Severance Agreement”): Christopher K. George, Select’s Executive Vice President and Chief Financial Officer; Michael C. Skarke, Select’s Executive Vice President and Chief Operating Officer; Michael J. Lyons, Select’s Executive Vice President and Chief Strategy and Technology Officer; and Cody J. Ortowski, Select’s Executive Vice President, Business and Regulatory Affairs. The purposes of the Severance Agreements are to standardize the compensation arrangements among the Company’s senior management team and to aid in the Company’s attraction and retention of executive-level talent, as well as to enhance protections for the Company in connection with executive transitions.

The Severance Agreements provide the executives with certain severance benefits in connection with a termination of employment under certain circumstances, including in connection with a “Change in Control” (as defined in the Severance Agreement).

Under the Severance Agreements, in the event of (i) a termination of the executive’s employment by the Company without “Cause” (as defined in the Severance Agreement) or (ii) a termination of the executive’s employment by the executive for “Good Reason” (as defined in the Severance Agreement) (each, a “Qualifying Termination”), the executive will be entitled to receive any accrued but unpaid base salary through the date of termination, accrued but unpaid annual cash bonus earned for any performance period completed prior to the date of termination, and unreimbursed business expenses properly incurred prior to the date of termination (collectively, the “Accrued Obligations”). Subject to the executive executing, and not revoking, a release of claims in favor of the Company and otherwise satisfying the terms of the Severance Agreement, the executive will also be entitled to receive (a) a severance payment in an amount equal to one times (1x) the sum of (1) the executive’s annualized base salary immediately prior to the date of termination (the “Base Salary”) plus (2) an amount equal to (x) the executive’s Base Salary multiplied by (y) the executive’s bonus opportunity percentage under the Company’s short-term incentive plan, if any, for the year in which the date of termination occurs, (b) an amount equal to the annual cash bonus that the executive would have been entitled to receive for the year in which the date of termination occurs, based on actual performance and pro-rated based on the number of days in such year for which the executive was employed by the Company (the “Pro-Rata Bonus”), and (c) premium reimbursement for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, at the applicable employee premium rate (the “COBRA Reimbursement”) for a period of up to twelve (12) months following the date of termination.

Under the Severance Agreements, in the event the executive experiences a Qualifying Termination within twenty-four (24) months following a Change in Control, the executive will be entitled to receive the Accrued Obligations. Subject to the executive executing, and not revoking, a release of claims in favor of the Company and otherwise satisfying the terms of the Severance Agreement, the executive will also be entitled to receive (a) a severance payment in an amount equal to two times (2x) the sum of (1) the executive’s annualized base salary immediately prior to the date of termination plus (2) an amount equal to (x) the executive’s Base Salary multiplied by (y) the executive’s bonus opportunity percentage under the Company’s short-term incentive plan, if any, for the year in which the date of termination occurs, (b) the Pro-Rata Bonus, and (c) the COBRA Reimbursement for a period of up to twenty-four (24) months following the date of termination.

The Severance Agreement between Select Water Solutions, LLC and Mr. Skarke also terminates and supersedes the Amended and Restated Employment Agreement previously entered into between Mr. Skarke and Select Water Solutions, LLC dated March 1, 2021.

The Severance Agreements also contain certain restrictive covenants, including, for Messrs. George, Skarke and Lyons, certain non-competition and non-solicitation obligations while the executive is employed by the Company and for twelve (12) months thereafter, and, for Messrs. George, Skarke, Lyons and Ortowski, a confidentiality obligation while the executive is employed by the Company and thereafter.

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The summary of the Severance Agreements with respect to Messrs. George, Skarke and Lyons in this Current Report on Form 8-K does not purport to be complete and is qualified by reference to the full text of the Severance Agreements, a form of which is filed as Exhibit 10.1 hereto and which is incorporated herein by reference. The summary of the Severance Agreement with respect to Mr. Ortowski in this Current Report on Form 8-K is not complete and is qualified in its entirety to the full text of the Severance Agreement between Mr. Ortowski and Select Water Solutions, LLC, which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Form of Severance Agreement.
10.2	Severance Agreement between Select Water Solutions, LLC and Cody J. Ortowski, dated October 9, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 9, 2025
SELECT WATER SOLUTIONS, INC.

	By:	/s/ Christopher K. George
Christopher K. George
Executive Vice President and Chief Financial Officer

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